Exhibit 21

SUBSIDIARIES OF QRS CORPORATION

QRS Canada Inc. (an Ontario corporation)

QRS Sales and Services Corporation (a Delaware corporation)

Image Info Inc. (a New York corporation, formerly known as WS Acquisition Corp.)

RockPort Trade Systems Ltd (a Barbados corporation)

QRS PACRIM Corporation (a Delaware corporation)

QRS EMEA, Inc. (a Delaware corporation)

QRS France SARL (a French societé anonyme responsabilité limitée)

QRS Netherlands B.V. (a private company with limited liability incorporated in the Netherlands)

Image Info LLC (a Delaware limited liability company)

RockPort Trade Systems LLC (a Delaware limited liability company)